Exhibit 99.1
ASHFORD HOSPITALITY TRUST
First Quarter 2010 Conference Call
May 6, 2010
11am Central
Introductory Comments — Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the first quarter of 2010. On the call today will be Monty Bennett, Chief Executive Officer; Doug Kessler, President; and, David Kimichik, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on May 5, 2010, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction — Monty Bennett
Thank you.
The most recent quarter continued to demonstrate the benefits of our strategies to maximize operating performance, manage debt, and enhance shareholder value. Our AFFO per diluted share for the quarter of $0.32 compared to $0.31 a year ago exceeded consensus estimates by 33%. We believe that this increase over last year’s AFFO is a significant accomplishment given the intervening market turbulence. This consistency of earnings validates our investment, operational, and capital markets strategies.

Over the last three months, we have seen a significant improvement in the lodging industry. For instance, in our portfolio we experienced a RevPAR decline of 11% in January, a decline of 5% in February and an increase of almost 3% in March. This is a fairly rapid recovery, and a very positive trend. For the entire quarter, pro forma RevPAR for the hotels not under renovation was down 2.6% compared to the prior year, and down 4.1% for all hotels. ADR was down 9.4% while occupancy was up 371 basis points for all hotels. We believe the industry has moved beyond the inflection point in the cycle, but are still cautious about the trend.
Regarding operations, our asset management team continued to focus on bottom line results. Our hotel EBITDA margin dropped year-over-year by 145 bps for hotels not under renovation and 200 bps for all hotels. Our affiliated manager, Remington, contributed consistently to these results.
Turning to capital expenditures, we completed $18.2 million of projects in the quarter, of which $3.1 million was owner funded. We remain on track for our targeted spend of $87 million for 2010 as we continue to selectively upgrade hotels to improve their competitive positions in their markets. The diversity of our assets in major markets, the strength of our brands and the amount of capital we spend to maintain the competitiveness of our hotels have positioned our portfolio to benefit from the market recovery. We also expect to benefit from very limited new supply in our markets, which should be a positive catalyst for several years to come.
We also progress on our debt strategies by extending maturities and restructuring loans. Our goal is to push out loan maturities to better coincide with a recovery in market values to facilitate future refinancings or sales. Our interest rate strategy implemented in March 2008 to swap to floating rate debt continued to have a significant positive impact on our results as interest rates remained near historic lows, and recent comments by the Fed have indicated the possibility of lower rates for some time to come. This strategy sets us apart from our peers and has contributed to our positive cash flow.
During the quarter, we repurchased 5.1 million shares of our common stock. We suspended preferred share repurchases several quarters ago. Our fully diluted share count as of the end of the quarter is 52.7% of our peak share count. This reduction is substantial and we believe compares very favorably to our peers, most of whom raised equity at significantly lower share prices than current trading levels and have been challenged to deploy capital for hard-to-find hotel transactions. Given our average repurchase price of $3.15 per share for the common and $6.47 per share for preferred since inception compared to yesterday’s closing prices, we have created almost half a billion dollars of shareholder value, assuming we were to reissue like amounts of the bought back shares today.
Now that our company has experienced a full cycle in the hotel industry beginning with the downturn in 2003 when we went public to the current situation today, we have noted that our total shareholder return performance over 1, 2, 3, 4, and 5 year periods has exceeded our peer group. We also believe that the combination of several factors position Ashford to exceed the performance of its peers assuming equivalent EBITDA growth percentages. Because we are more leveraged and have substantially reduced our share count, the incremental EBITDA growth leads to superior per share metrics, which when applied to market multiples may lead to better share price performance.
Looking ahead to the rest of the year, our top priorities remain unchanged. We will allocate capital to generate the best returns for our shareholders and deploy our debt market strategies to coincide with improving hotel EBITDA trends. We will continue to eliminate maturities ahead of the curve where possible, and maximize operating performance with an emphasis on GOP margin and cost reductions.
I’d now like to turn the call over to David Kimichik to review our financial results.
Financial Review — David Kimichik
Thanks, Monty.
For the first quarter we reported net income to common shareholders of $305,000, Adjusted EBITDA of $49,268,000, and AFFO of $24,481,000, or 32 cents per diluted share.
At quarter’s end, Ashford had total assets of $3.9 billion including $172.2 million of unrestricted cash. We had $2.8 billion of mortgage debt with a blended average interest rate of 2.94%. Including the $1.8 billion interest rate swap, 98% of our debt is now floating. The weighted average maturity is 5.1 years.
Since the length of the swap does not match the term of the underlying fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. These are non-cash entries that will affect our Net Income but will be added back for purposes of calculating our AFFO. For the first quarter it was a gain of $13,908,000.
At quarter’s end, our portfolio consisted of 102 hotels in continuing operations containing 22,141 rooms. Additionally, as of March 31st we owned positions in 4 mezzanine loans with total book value of principal outstanding of $56.2 million with an average annual un-leveraged yield of 7.1%. We own positions in other mezzanine loans with $0 book value and no yield.
Hotel operating profit for the entire portfolio was down by $7.7 million, or 12.2%, for the quarter.
Our quarter-end adjusted EBITDA to fixed charge ratio now stands at 1.69 times versus a required minimum of 1.25 times. Ashford’s net debt to gross assets is at 58.8% versus a not to exceed level of 65.0% per our credit facility covenants.
At quarter end our share count was 75.7 million fully diluted shares outstanding which is comprised of 52.9 million common shares, 15.4 million OP units and 7.4 million shares of Series B convertible preferred.

Regarding the Westin O’Hare, we have been working with the special servicer on the loan to arrange a consensual deed in lieu of foreclosure. Based on this status, we were required to write down the book value in the fourth quarter to the estimated fair market value, which resulted in an impairment of $59.3 million. Once the deed in lieu of foreclosure is finished, we will then record a gain of approximately $53.0 million, to the level of the non-recourse debt on the property for a net impairment of approximately $6.3 million.
Our Courtyard in Manchester, Connecticut secures a $5.8 million loan maturing in January 2011, and we recently elected to stop making payments. After several attempts to have this asset moved to special servicing, we felt this was the last remaining option to facilitate what we hope will be a constructive dialogue for an extension.
I’d now like to turn it over to Doug to discuss our capital market strategies.
Capital Allocation Strategies — Douglas Kessler
For several years now, we have been talking about building and maintaining an investment platform that could withstand an economic downturn and deliver results. I believe this quarter is a great example of the benefits of this platform as well as our ability to differentiate ourselves from the peer group.
We have also demonstrated a strong access to capital during the downturn. Since January of 2009, we have financed, refinanced, or modified $441 million of loans. These transactions netted us an additional $16.5 million in gross loan proceeds and unencumbered two of our hotels. At a time when hotel financing was virtually non-existent, we are extremely pleased with our success in modifying our loans. During the first quarter, we restructured a loan for $156.2 million that extended a 2011 maturity to 2013, eliminated coverage tests, and reduced our cash management provisions. As it stands today, we have no remaining hard maturities in 2010 with only $209 million left for 2011, of which $203.4 million matures in December 2011. We are working with lenders to extend these and other maturities.
Turning to our interest rate strategy, we continue to benefit from the combination of swaps and flooridors. Over the last 12 months, we have been able to save $57 million in interest expense. Given the current structure of our interest rate hedges, rates could increase by another 45 basis points without any significant change in the benefit we receive. As we’ve noted before, as long as LIBOR remains below 3.2% — an 11-fold increase from its current level — we will continue to receive positive benefits from the strategy. As of March 31st the market value of our swap and related financial transactions is $108.4 million. Recall that our intent of this strategy was to offset the weakness in the economy by capitalizing on the correlation between RevPAR and LIBOR. While the Fed has indicated they intend to keep rates low for an extended period of time, we fully anticipate an increase in rates in the not-too-distant future and are closely monitoring the relationships among economic data, Fed Funds rates, and RevPAR. A sustainable improvement in the overall economy will likely bring rates up and presumably lodging performance too. With improved RevPAR in a recovery, our capital markets and interest rate strategy will have accomplished our desired results of providing shareholders more consistent earnings in up and down cycles.
In terms of investments, we have not seen much change since our last call except there is even more capital now on the sidelines from private buyers as well as from recent lodging IPOs. With the overall lodging market improving and the risk free rate still low, we expect cap rates will remain low and generally unattractive to us as a buyer. We believe we made the best investment possible by acquiring ourselves, namely a 102 asset diversified hotel portfolio, with positive cash flow, well maintained assets with plenty of capex funding. We did so through the repurchase of our common stock at an average share price of $3.15, 40% of current value. Regarding the availability of hotel debt, we continue to see increasing appetite among lenders at more reasonable LTVs of 60% with debt yields in the low double digits at rates with 8 handles.
We are encouraged by the incremental improvement in both the capital and debt markets, and as in the past are consistently mining the market and reviewing public and private opportunities to access capital that is consistent with our long term objectives. In conclusion, you will continue to see us remain very disciplined. We’ll now open it up to any questions you may have.
Ending — Monty Bennett
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.